EXHIBIT 99.1

NewMarket Corporation Reports Fourth Quarter and Full Year 2020 Results
•Full Year Net Income of $270.6 Million and Earnings Per Share of $24.64
•Petroleum Additives Full Year Operating Profit of $333.2 Million
•Focus Remains on Investing in the Long-Term Success of the Company
Richmond, VA, February 3, 2021 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the fourth quarter and full year 2020.
Net income for the fourth quarter of 2020 was $66.9 million, or $6.12 per share, compared to net income of $50.1 million, or $4.48 per share, for the fourth quarter of 2019. Net income for 2020 was $270.6 million, or $24.64 per share compared to net income of $254.3 million, or $22.73 per share. Net income for the year benefited from a gain of $16.5 million related to the sale of a non-operating parcel of real estate, along with a reduced effective tax rate compared to 2019.
Sales for the petroleum additives segment for the fourth quarter of 2020 were $525.2 million, down 1.2% compared to the same period last year. Petroleum additives operating profit for the fourth quarter of 2020 was $84.3 million, compared to $73.6 million for the fourth quarter of 2019. For the year, petroleum additives sales were $2.0 billion compared to sales in 2019 of $2.2 billion. This decrease was due mainly to lower shipments and decreased selling prices. Petroleum additives operating profit for 2020 was $333.2 million, a 7.2% decrease compared to 2019 operating profit of $359.2 million. This decrease was mainly due to changes in selling prices, lower shipments and higher conversion costs, partially offset by lower raw material costs and selling, general, and administrative costs. Shipments decreased 5.2% between the full-year periods, with decreases in both lubricant additives and fuel additives shipments.
Petroleum additives operating results for 2020 have been marked by economic uncertainty resulting from the ongoing effects of the COVID-19 pandemic and the related restrictions on the movement of people, goods and services. While we have continued to operate throughout the year in each of our regions, we have at various times seen significant changes in some of the key drivers that affect the performance of our business. During the second quarter of 2020, government and business shutdowns in North America and Europe led to a precipitous drop in vehicle miles driven and auto production, with gasoline consumption in the United States dropping to its lowest point in over 50 years. With less travel and fewer miles driven, combined with automobile plant closures, global demand for our products declined substantially, except in our Asia Pacific region where demand remained relatively stable throughout the year. As restrictions eased and economies reopened in the second half of 2020, global production of automobiles began to rebound and gasoline consumption and miles driven showed steady improvement in most countries, including the United States. Late in the fourth quarter, renewed restrictions on travel and work in certain countries had a negative effect on our business. The pace and stability of improvement in demand for our products will continue to depend heavily on economic recovery and the rate at which government restrictions are lifted and remain lifted.
The effective tax rate for 2020 was 18.3% compared to 23.3% for 2019. The decrease in the tax rate in 2020 was mainly the result of finalizing prior year tax filings and releasing certain tax reserves.
Our business continues to generate strong cash flow. During the year we funded capital expenditures of $93.3 million, paid dividends of $83.4 million, and repaid $44.7 million of borrowings on our revolving credit facility. We also repurchased 270,963 shares of our common stock for a cost of $101.4 million.
As we look back at our results for the year, we are extremely proud of the operational performance we achieved given the volatility the COVID-19 pandemic introduced into the global economy. Throughout the economic downturn, the chemical industry and our products have been recognized as essential for the transportation of goods and services, and our facilities have continued to operate and function safely. I want to sincerely thank our employees for their continued determination and commitment to do what is necessary to support our customers and ensure their supply demands are met. I am very proud of them.

As we look forward to 2021, we will continue to monitor government restrictions on the movement of people, goods and services as well as the status of vaccination programs that are being implemented globally. We are hopeful the vaccinations will help provide more stability in the global economy in 2021. Our business decisions will continue to be focused on the long-term success of our company, including emphasis on satisfying customer needs, generating solid operating results, and promoting the greatest long-term value for our shareholders, customers and employees. We believe the fundamentals of how we run our business – a long-term view, safety and people first culture, customer-focused solutions, technology-driven product offerings, and a world-class supply chain capability – will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.
The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant and equipment) and amortization (on intangibles and lease right-of-use assets). The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EST on Thursday, February 4, 2021, to review fourth quarter and full year 2020 financial results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until March 4, 2021 at 3:00 p.m. EST by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 39452. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.webcaster4.com/Webcast/Page/2001/39452. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden or sharp raw material price increases; competition from other manufacturers; current and future governmental regulations; the gain or loss of significant customers; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters; terrorist attacks and health-related epidemics such as the COVID-19 pandemic; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions, or our inability to successfully integrate recent or future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2019 Annual Report on Form 10-K and Part II. Item 1A. “Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which are available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue:
Petroleum additives	$525,212	$531,775	$2,001,567	$2,175,904
All other	2,569	2,670	9,364	14,391
Total	$527,781	$534,445	$2,010,931	$2,190,295
Segment operating profit:
Petroleum additives	$84,323	$73,608	$333,241	$359,228
All other	(2,051)	(1,654)	(100)	(1,562)
Segment operating profit	82,272	71,954	333,141	357,666
Corporate unallocated expense	(6,481)	(4,503)	(21,744)	(20,345)
Interest and financing expenses	(5,753)	(6,501)	(26,328)	(29,241)
Other income (expense), net	6,285	5,683	46,218	23,510
Income before income tax expense	$76,323	$66,633	$331,287	$331,590
Net income	$66,884	$50,102	$270,568	$254,286
Earnings per share - basic and diluted	$6.12	$4.48	$24.64	$22.73

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net sales	$527,781	$534,445	$2,010,931	$2,190,295
Cost of goods sold	377,001	391,005	1,415,899	1,560,426
Gross profit	150,780	143,440	595,032	629,869
Selling, general, and administrative expenses	37,026	38,167	142,863	148,083
Research, development, and testing expenses	38,199	37,717	140,367	144,465
Operating profit	75,555	67,556	311,802	337,321
Interest and financing expenses, net	5,753	6,501	26,328	29,241
Other income (expense), net	6,521	5,578	45,813	23,510
Income before income tax expense	76,323	66,633	331,287	331,590
Income tax expense	9,439	16,531	60,719	77,304
Net income	$66,884	$50,102	$270,568	$254,286
Earnings per share - basic and diluted	$6.12	$4.48	$24.64	$22.73
Cash dividends declared per share	$1.90	$1.90	$7.60	$7.30

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$125,172	$144,397
Trade and other accounts receivable, less allowance for credit losses	336,395	335,826
Inventories	401,031	365,938
Prepaid expenses and other current assets	35,480	33,237
Total current assets	898,078	879,398
Property, plant, and equipment, net	665,147	635,439
Intangibles (net of amortization) and goodwill	129,944	131,880
Prepaid pension cost	137,069	133,848
Operating lease right-of-use assets	61,329	60,505
Deferred charges and other assets	42,308	44,062
Total assets	$1,933,875	$1,885,132
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$189,937	$178,773
Accrued expenses	78,422	77,350
Dividends payable	15,184	19,217
Income taxes payable	3,760	10,632
Operating lease liabilities	13,410	14,036
Other current liabilities	11,742	8,887
Total current liabilities	312,455	308,895
Long-term debt	598,848	642,941
Operating lease liabilities - noncurrent	48,324	46,792
Other noncurrent liabilities	214,424	203,406
Total liabilities	1,174,051	1,202,034
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 10,921,377 at December 31, 2020 and 11,188,549 at December 31, 2019)	717	1,965
Accumulated other comprehensive loss	(173,164)	(162,748)
Retained earnings	932,271	843,881
Total shareholders' equity	759,824	683,098
Total liabilities and shareholders' equity	$1,933,875	$1,885,132

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Twelve Months Ended December 31,
	2020	2019
Net income	$270,568	$254,286
Depreciation and amortization	84,002	87,560
Cash pension and postretirement contributions	(10,655)	(9,932)
Working capital changes	(54,089)	4,763
Deferred income tax expense	7,554	7,384
Capital expenditures	(93,316)	(59,434)
Net repayments under revolving credit facility	(44,678)	(123,451)
Repurchases of common stock	(101,434)	0
Dividends paid	(83,417)	(81,676)
Proceeds from sale of land	20,000	0
Gain on sale of land	(16,483)	0
All other	2,723	(8,143)
(Decrease) increase in cash and cash equivalents	$(19,225)	$71,357

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net Income	$66,884	$50,102	$270,568	$254,286
Add:
Interest and financing expenses, net	5,753	6,501	26,328	29,241
Income tax expense	9,439	16,531	60,719	77,304
Depreciation and amortization	20,684	21,775	82,666	86,421
EBITDA	$102,760	$94,909	$440,281	$447,252